EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-163648, 333-163510 and 333-167409) and Form S-8 (File Nos. 033-62788, 033-83406, 333-39413, 333-58542 and 333-122343) of Repros Therapeutics Inc. of our report dated March 28, 2011 relating to the financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 28, 2011

Exhibit 23.1